Exhibit 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2003 Results

MENLO PARK, Calif., January 29, 2004 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the fourth quarter and fiscal year ended January 2, 2004.

For the fourth quarter of 2003, which included 13 weeks of activity, revenues were $34,282,000, an increase of 4% over $32,849,000 reported in the same period of 2002, which included fourteen weeks of activity. Net income increased by 23% to $2,175,000, or $0.27 per diluted share, as compared to $1,767,000, or $0.23 per diluted share, for the same period of 2002.

For fiscal year 2003, which included fifty-two weeks of activity, revenues were $139,676,000, an increase of 11% over $126,055,000 reported in fiscal year 2002, which included fifty-three weeks of activity. Net income increased by 28% to $10,166,000, or $1.27 per diluted share, as compared to $7,924,000, or $1.05 per diluted share, for the fiscal year 2002.

In 2003, Exponent generated $21,570,000 in cash from operating activities and closed the year with $41,758,000 in cash, cash equivalents and short-term investments.

“We are pleased with our fourth quarter financial results, which brings a year of solid revenue and earnings growth to a close,” commented President and CEO, Michael R. Gaulke. “During the year, we were successful at identifying and further developing strategic practice areas, and through the sound management of costs, we improved operating and net income performance.”

“In the fourth quarter, we continued to expand our capabilities in key practice areas, including defense technology development, vehicle analysis, and health sciences. We completed a substantial portion of our contracted work for the U.S. Army’s Rapid Equipping Force. Our vehicle analysis practice performed accident reconstructions for litigation and worked on automotive recall issues. We also continued to make progress in the area of construction disputes, and have hired key personnel to help capitalize on this opportunity. In addition, our health sciences practices continue to work on new projects related to human health.”

“We are pleased with both our strategic and financial accomplishments in 2003 and are optimistic about our future. We believe that we are well positioned to continue to leverage our expertise and expect additional growth in the year ahead,” concluded Mr. Gaulke.

Earnings Call Information

Exponent will host a conference call discussing the Company’s fourth quarter and fiscal year 2003 results today, Thursday, January 29, 2004 starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-633-8284 and entering reservation #21182809.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include those discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarter and Year Ended January 2, 2004 and January 3, 2003

(in thousands, except per share data)

	Quarters Ended		Year Ended
	January 2, 2004 (13 Weeks)	January 3, 2003 (14 Weeks)	January 2, 2004 (52 Weeks)	January 3, 2003 (53 Weeks)

Revenues
Revenues before reimbursements	$30,714	$29,706	$125,943	$115,298
Reimbursements	3,568	3,143	13,733	10,757

Revenues	34,282	32,849	139,676	126,055

Operating expenses
Compensation and related expenses	20,409	19,932	82,297	75,699
Other operating expenses	4,463	4,646	17,897	17,501
Reimbursable expenses	3,568	3,143	13,733	10,757
General and administrative expenses	2,378	2,359	8,847	8,062

	30,818	30,080	122,774	112,019

Operating income	3,464	2,769	16,902	14,036

Other income
Interest income, net	75	25	134	118
Miscellaneous income, net	182	335	660	486

	257	360	794	604

Income before income taxes	3,721	3,129	17,696	14,640
Income taxes	1,546	1,362	7,530	6,716

Net income	$2,175	$1,767	$10,166	$7,924

Net income per share:
Basic	$0.30	$0.25	$1.41	$1.16
Diluted	$0.27	$0.23	$1.27	$1.05

Shares used in per share computations:
Basic	7,246	7,037	7,196	6,802
Diluted	8,173	7,715	7,996	7,538

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

January 2, 2004 and January 3, 2003

(in thousands)

	January 2, 2004	January 3, 2003
Assets
Current assets:
Cash and cash equivalents	$19,490	$22,480
Short-term investments	22,268	—
Accounts receivable, net	35,844	38,404
Prepaid expenses and other assets	2,095	3,450
Deferred income taxes	2,052	1,928

Total current assets	81,749	66,262

Property, equipment and leasehold improvements, net	30,793	31,712
Goodwill	8,607	8,567
Other assets	693	675

	$121,842	$107,216

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,783	$5,325
Current installments of long-term obligations	55	63
Accrued payroll and employee benefits	16,528	14,667
Deferred revenues	2,864	1,511

Total current liabilities	24,230	21,566

Long-term obligations, net of current installments	169	167
Deferred income taxes	1,211	860
Deferred rent	1,031	837

Total liabilities	26,641	23,430

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	34,084	33,898
Accumulated other comprehensive income (loss)	94	(39)
Retained earnings	66,464	56,298
Treasury shares, at cost	(5,449)	(6,379)

Total stockholders’ equity	95,201	83,786

	$121,842	$107,216